                                                                    EXHIBIT 4(e)

           FORM OF BRIDGE LOAN LETTER AGREEMENT FOR BRIDGE INVESTORS


                                    As of [                   ], 1997

To:  Bridge Loan Investors Listed on Schedule I



Ladies and Gentlemen:

     This letter confirms our agreement that you will make an investment for the amount listed next to your name on Schedule I to purchase up to 40 units ("Units") of securities of SIGA Pharmaceuticals, Inc., a Delaware corporation (the "Issuer"). Each Unit consists of (i) a senior sub-ordinated non-negotiable promissory note in the principal amount of $25,000 (individually, a "Bridge Note" and collectively, the "Bridge Notes") bearing interest at the rate of 10% per annum due and payable on the earlier of (a) the closing of an initial public offering of the Issuer's common stock, par value $.0001 per share (the "Common Stock"), pursuant to the Securities Act of 1933, as amended (the "Act"), or (b) [6 MONTHS AFTER DATE OF EXECUTION], 1997, and (ii) warrants to purchase the number of shares of Common Stock which equals $12,500 divided by the initial public offering price of the Common Stock (the "IPO Price"), at an exercise price equal to the IPO Price (the "Warrants"). Partial Units may be offered and sold at the discretion of the Issuer. Your investment is part of an offering (the "Offering") of the Issuer with one or more closings to occur on or before February 28, 1997 (the "Closing"). You, together with the other purchasers of the Units in the Offering, shall be collectively referred to herein as the "Investors."

     The Bridge Notes included in the Units will constitute a general obligation of the Issuer, senior to all indebtedness. The Bridge Notes will provide, among other things, for interest payable monthly in arrears at the rate of 10% per annum and for prepayment, without penalty, on any interest date at the sole option of the Issuer. The Bridge Notes will also provide that the entire principal amount, and any accrued and unpaid interest thereon, will be payable on the earlier of (a) the closing of an initial public offering of the Common Stock, pursuant to the Act, or (b) [6 MONTHS AFTER DATE OF EXECUTION], 1997 (the "Maturity Date").

     The Warrants will contain, among other things, provisions permitting cashless exercise and "piggyback" registration rights provisions pursuant to the Registration Rights Agreement of even date for the shares of Common Stock issuable upon the exercise thereof.

     The Issuer represents and warrants to you that (i) it has the requisite organizational authority to enter into this transaction and has taken all required actions necessary to effectuate the transactions contemplated herein, and (ii) as of the date hereof, and as of the date of the Closing of the Offering, it has, and will have, no other existing debt obligations, other than trade payables arising in the ordinary course of business.

     The undersigned Investor understands and acknowledges that:

     (i) The offering of Units to the Investor has not been registered under the Act, or any state securities laws or regulations, and the Units will be restricted securities which must be held for an indefinite period of time unless they are subsequently so registered or an exemption from such registration is available.

     (ii) The Units are being offered and sold without registration under the Act in reliance upon applicable exemptions under the Act and similar exemptions under state securities laws for private offerings. The availability of the aforesaid exemptions depends in part upon the accuracy of certain of the representations, declarations and warranties which are made by the Investor herein and in any other information furnished by the Investor to the Issuer, and the same may be relied upon in determining the suitability of the Investor to invest in the securities of the Issuer.

     (iii) There is no established market for the Units and it is not likely that any public market for the Units will develop.

       The undersigned Investor represents and warrants to the Issuer that:

     (i) The Investor is an "accredited investor", as such term is defined in the Act, Rule 501(a), and has sufficient available financial resources to provide adequately for the Investor's current needs, including possible personal contingencies, and can bear the economic risk of a complete loss of the Investor's investment hereunder without materially affecting the Investor's financial condition.

     (ii) The Investor has been furnished with all materials relating to the Issuer and its activities which the Investor has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any representations or information relating to the Investor and its activities.

     (iii) The Issuer has answered all inquiries made by the Investor concerning the Issuer and its activities, or any other matters relating to the Offering and sale of Units and the operations of the Issuer.

     (iv) The Investor has not been furnished any offering literature other than any materials and/or information made available to the Investor by the Issuer as described in subparagraphs (ii) and (iii) above, and the Investor has relied only on such materials and/or information. Furthermore, as set forth above, no representations or warranties have been made to the Investor by the Issuer, or by its members or officers or employees with respect to the intended business of the Issuer, the financial condition, prospects, profitability, operations and/or potential of the Issuer, and/or the economic or any other aspects of the consequences of an investment in Units, and the Investor has not relied upon any information concerning the offering, written or oral, other than information contained in this Agreement or provided by the Issuer at the Investor's request.

     (v) The Investor is acquiring the Units for which the Investor hereby subscribes for the Investor's own account, as principal, for investment and not with a view to the resale or distribution of all or any part of such Units.

     (vi) The Investor, if a corporation, partnership, or other form of business entity, is authorized and otherwise duly qualified to purchase and hold Units, and such entity has not been formed for the specific purpose of acquiring Units.

     (vii) If the Investor is more than one person, the obligations of the Investor shall be joint and several and the representations and warranties herein contained shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators, successors and assigns.

     This letter represents the entire agreement between the Issuer and you with respect to the purchase of the Units and supersedes all prior agreements, whether written or oral. This agreement may only be modified by a letter duly signed by each of the parties hereto and shall be governed by the laws of the State of New York.

     This agreement may be executed in two or more counterparts which together shall form a single agreement.

     If the foregoing accurately reflects our agreement, kindly sign this letter where indicated and return the same to us at your earliest convenience.


                                         Very truly yours,

                                         SIGA PHARMACEUTICALS, INC.



                                         By:_____________________________
                                              Authorized Officer


ACCEPTED AND AGREED TO:

INVESTOR:

_______________________________________
     Name:
     Address:

NO. OF UNITS OF SUBSCRIPTION: _________

                                                      SIGA PHARMACEUTICALS, INC.
                                                                      SCHEDULE I

Name of Investor        Address                        Aggregate Amount Invested
----------------        -------                        -------------------------

                                     E-143